Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Drilling Tools International Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other(2)	893,057(3)	$5.99(4)	$5,349,411.43(4)	0.00014760	$789.57
Total Offering Amounts					$5,349,411.43		$789.57
Total Fee Offsets							$0
Net Fee Due							$789.57

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) to which this exhibit relates shall be deemed to register any additional shares of common stock of Drilling Tools International Corporation (the “Registrant,” and such shares, the “Common Stock”) that become issuable under the Registrant’s 2023 Omnibus Incentive Plan (as amended or amended and restated, the “Plan”) by reason of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

(2)	Fee calculated in accordance with Rules 457(c) and 457(h) under the Securities Act.

(3)

893,057 additional shares of Common Stock covered by this Registration Statement are authorized and reserved for issuance under the Plan in accordance with the “evergreen” provision of the Plan. See “Explanatory Note.”

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices of the Common Stock on the NASDAQ Capital Market on June 10, 2024 (such date being within five business days of the date of this Registration Statement).